Exhibit 99.1

United Continental Holdings Elects Michele J. Hooper to Board of Directors

CHICAGO, March 8, 2018 – United Continental Holdings, Inc. (NYSE: UAL) announced today that its Board of Directors has elected Michele J. Hooper as an independent director of the company effective March 5. Hooper brings to United more than two decades of corporate board experience and financial and governance expertise. Hooper will be nominated by the Board for re-election at the 2018 Annual Meeting of Stockholders.

Hooper is President and CEO of The Directors’ Council which consults with major companies to improve the effectiveness of their corporate governance. Previously, she served as President and Chief Executive Officer of Voyager Expanded Learning and of Stadtlander Drug Company, Inc. Prior to joining Stadtlander, Hooper was Corporate Vice President, Caremark International Inc, and President of the International Business Group, responsible for the expansion of Caremark into Europe, Canada and Japan. She began her career at Baxter International, Inc., serving in roles of increasing responsibility, including as President of Baxter Canada, Canada’s largest health care and laboratory supplies company.

With more than 25 years of corporate board experience, Hooper is an audit committee financial expert with over 20 years of experience chairing the audit committees of several major public companies. In 2017, she was selected as the Director of the Year by the National Association of Corporate Directors.

“I am thrilled to welcome Michele to the United family. She is a highly regarded business leader with expertise in areas that are important to our success, including operations strategy and finance,” said United CEO Oscar Munoz. “With Michele, we are gaining a board member who hails from our hometown and brings a tremendous track record, across multiple industries, of making an impact in the boardroom and beyond.”

“Along with Oscar and the entire board, I enthusiastically welcome Michele,” said Robert Milton, chairman of the Board. “With her addition to our already experienced board, I am confident that we will achieve our goals to be a continued leader in operational reliability and in improving the customer experience.”

“I look forward to joining the United board and am excited to help build on the strong foundation United has established over the last two years on its journey to become the best airline for everyone it serves,” said Hooper.

Hooper currently serves as a director of PPG Industries, Inc. (former Chair, Audit Committee) and UnitedHealth Group (Chair, Nominating and Governance Committee). She earned an MBA in Finance and Accounting at the University of Chicago and a BA in Economics at the University of Pennsylvania.

About United

United Airlines and United Express operate approximately 4,500 flights a day to 338 airports across five continents. In 2017, United and United Express operated more than 1.6 million flights carrying more than 148 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, Newark/New York, San Francisco and Washington, D.C. United operates 744 mainline aircraft and the airline’s United Express carriers operate 518 regional aircraft. The airline is a founding member of Star Alliance, which provides service to 191 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

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